EXHIBIT 99.1

Inuvo Provides Update on Post-Merger Progress
and Reports Pre-Merger 2011 Financial Results

New York, NY – March 29, 2012 – Inuvo®, Inc. (NYSE Amex: INUV), an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty  websites, released today an update on the company’s integration progress with Vertro®, Inc. and reported its pre-merger 2011 financial results.

UPDATE ON POST-MERGER PROGRESS

Together, the two companies offer quite an impressive portfolio.  Inuvo will now own a search marketplace that experiences approximately 220 million search queries per month and sees an estimated 225 million page views per month. The company now consists of three distinct revenue-generating components: Software Search, Publisher Network and Partner Programs—all of which monetize large volumes of traffic across diverse revenue streams. The company anticipates quarter-on-quarter revenue growth throughout 2012 across all three of these revenue segments. Further, March, the first month of combined operations, has revenue tracking at approximately $4.3 million.

“With the integration process well underway, it is exciting to watch two companies combine to create the foundation to increase our service offerings, revenue and set the stage for profitability,” stated Peter Corrao, President and CEO of Inuvo. “We have now created a strong digital media company whose combined distribution, expertise, partnerships, technology and synergies should position us to effectively compete across multiple platforms in the digital marketplace. The new Inuvo has many interrelated moving parts that we expect to provide the company with top-line growth, as well as bottom-line savings.”

Operational Highlights

●	Completed the merger with Vertro
●	Gained ownership of the ALOT™ Appbar containing seven million users and continuing to grow.
●
Expects annual operational cost savings of $2.9 million, an increase in margins and an immediate impact on the company’s bottom line, based on the elimination of redundant public company costs, redundant employee costs, technical costs and other operational efficiencies.

●	Expects to be cash flow positive by the close of fiscal year 2012, after the one-time costs associated with the merger and the integration of the two organizations.
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Transitioned its headquarters to New York City, with the vast majority of its approximately 49 employees now located at the New York City office. The company is looking to sublease its existing Clearwater, Florida office.

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Entered into a new credit facility agreement with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings (NASDAQ: BBNK), upon the closing of the merger. The new credit agreement is for up to a total of $15 million which the company expects to use to fund its growth initiatives and operations.

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Recently launched Local.Alot.com, in beta, which is a new local search service site that utilizes ALOT’s current monetization partner and is powered by Inuvo’s own LocalXML® technology.   Local.ALot.com is designed to further enhance the ALOT user experience, providing consumers with the ability to obtain relevant, personalized local information.

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Initiated the conversion of various applications to the mobile market. The growing ALOT app store features apps that can be re-purposed for distribution on the most popular mobile platforms and potentially monetize search or capture display advertising revenues. The company has already test-marketed apps on both iOS and Android platforms.

Revenue Steams

Software Search

Representing approximately 45% of the expected 2012 revenue is the Software Search segment of the company’s business. Included in this segment is the ALOT Appbar and Home Page search business, which currently has approximately seven million worldwide users and is expected to generate quarter-on-quarter live user and revenue growth throughout 2012. The ALOT Appbar attracts users by providing hundreds of free, simple-to-use applications for Internet users and monetizes search performed through its products. ALOT’s apps run the gamut from entertainment and utilities to reference and retail. ALOT’s most popular apps include: entertainment apps such as the ALOT Radio, social networking apps such as Facebook and Twitter, utilities such as Weather, Maps, and LyricFinder, and retail apps such as eBay Deal of the Day and BargainMatch®.

Publisher Network

The Publisher Network segment is expected to make up approximately 40% of the company’s 2012 revenue. In this business, the company mediates between advertisers and publishers to facilitate performance-based advertising. This business is anchored by a long-term partnership with Yahoo! to distribute sponsored search advertisements across the web. Advertisers pay once a user completes a click, sale or a lead and the company pays a portion of what it receives to its publishers. The company’s unique technology in advertising service and fraud protection, as well as its large distribution base, has enabled it to build a strong business relationship with Yahoo!.

The company’s publisher network is made up of thousands of different websites, from large, well-known portals to independent tech bloggers. By working with Inuvo, publishers gain access to Yahoo!’s diverse set of ad inventory. Additionally, the company owns and operates its own web sites which monetize search revenues from its partnerships with the nation’s largest search engines.  Examples of these company websites are Yellowise® and recently launched Local.ALOT.com.

Partner Programs

The Partner Programs segment of the company’s business consists of display revenues, affiliate programs, data sales, Kowabunga® and BargainMatch.  Partner Programs represents approximately 15% of the company's expected 2012 revenue and the company anticipates quarter-on-quarter revenue growth throughout 2012.  The company believes this will be the fastest growing segment of Inuvo. In the very near term, the company expects to launch its Kowabunga initiative, which will aggregate local daily deals from rural and suburban businesses and then provide those deals to consumers in those markets. This segment also consists of the BargainMatch product that provides cash-back incentives to consumers who shop at its nearly 2,000 participating websites.

Mr. Corrao concluded, “We are enthusiastic about the prospects that lie ahead for Inuvo. We envision a strong future for Inuvo where we expand into new growth markets.  Further our publishers, apps, websites and technology should dramatically enhance online consumers’ experiences worldwide. We look forward to discussing our strategies and go-forward plans with you on our upcoming strategy and positioning conference call.”

Upcoming Conference Call

The company will host a conference call on Wednesday, April 18, 2012 to discuss in detail the company’s new strategy and positioning following the merger. The call will be held at 4:30pm Eastern Time. Participants can access the call by dialing 888-669-0684 (domestic) or 201-604-0469 (international). In addition, the call will be webcast on the Investor Relations section of the Company's website at www.inuvo.com where it will also be archived for 45 days. A telephone replay will be available through Wednesday, May 2, 2012. To access the replay, please dial 888-632-8973 (domestic).  At the system prompt, enter code 45438230 followed by the # sign.

INUVO 2011 PRE-MERGER FINANCIAL RESULTS

The company reported its financial results for the fourth quarter and the year ending December 31, 2011. The 2011 financial results reported are prior to the merger with Vertro and therefore does not reflect any financial benefits or cost savings of the merger.

Three Month Financial Results for the Quarter Ended December 31, 2011

Inuvo reported revenue of $6.6 million for the quarter ended December 31, 2011, a $7.4 million decrease from the same quarter last year.  The decrease was primarily due to a decrease in the number of transactions driven through third party and company owned websites resulting from the migration to the Yahoo-Bing platform in late 2010, a $1.5 million chargeback by Yahoo! for advertiser refunds it made associated with low conversion traffic and the impact of exiting the telemarketing business last June.

Gross profit decreased $4.3 million in the fourth quarter to $1.9 million compared to $6.1 million in the same quarter last year, and gross margins also decreased to 28.5% from 43.9% in the same quarter last year. The decrease in gross profit was due primarily to lower revenue within both the owned and operated network and affiliate marketing network.

The net loss for the quarter ended December 31, 2011 was $4.3 million compared to a net loss of approximately $682,000 for the same period last year. The current year net loss includes one-time charges of approximately $3.3 million for impairment of goodwill and intangible assets, a potential litigation settlement, and expenses incurred related to the Vertro acquisition.  The last year quarter net loss included a one-time charge of $400,000 for impairment of intangible assets and income from discontinued operations of approximately $522,000.

Adjusted EBITDA, a non-GAAP measure was a loss of $225,979 in the fourth quarter of 2011 compared to a positive $807,300 in the same quarter last year.

Financial Results for the Year Ended December 31, 2011

For the year ended December 31, 2011, Inuvo reported revenue of $35.8 million, a $13.1 million decrease from the previous year. The decrease was primarily due to a decrease in the number of transactions driven through third party and company owned websites resulting from the migration to the Yahoo-Bing platform in late 2010, a $1.5 million chargeback by Yahoo! for advertiser refunds it made associated with low conversion traffic and the impact of exiting the telemarketing business in June 2011.

Gross profit decreased $4.7 million this year to $15.0 million compared to $19.7 last year. Gross margins increased to 41.8% from 40.3% in the same period last year. The increase in gross profit is due primarily to growth within the owned and operated properties segment.

The net loss for the year ended December 31, 2011 was $9.0 million compared to a net loss of $5.0 million last year. The current year net loss includes several one-time charges among them are; $2.6 million for impairment of goodwill and intangible assets, $739,000 for actual and potential settlement of litigation suits, a $340,000 fee and a $101,745 write off of a note receivable related to the early termination of an outsourced telemarketing contract and expenses incurred related to the Vertro acquisition.

Adjusted EBITDA, a non-GAAP measure was a loss of $269,726 in the year ended December 31, 2011 compared to a positive $2,181,423 in the same period last year.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance.  We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization,  (iv) stock based payments, and (v) asset impairment charges.  These further adjustments are itemized above.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$4,413	$118,561
Restricted cash	475,586	140,493
Accounts receivable, net	5,426,865	4,500,894
Other current assets	1,430,679	523,839
Current assets of discontinued operations	-0-	50,000
Total current assets	7,337,543	5,333,787
Property and equipment, net	1,590,011	2,749,098
Goodwill	1,776,544	3,351,405
Intangible assets	390,000	2,511,918
Other assets	2,243	79,324
Total assets	$11,096,341	$14,025,532

Liabilities and stockholders’ (deficit) equity

Current liabilities:
Term and credit notes payable – current portion	$452,000	$1,850,000
Accounts payable	6,198,921	5,479,796
Deferred revenue	18,083	19,921
Accrued expenses and other current liabilities	2,523,176	1,599,625
Current liabilities of discontinued operations	160,000	712,024
Total current liabilities	9,352,180	9,661,366

Term and credit notes payable – long-term	2,454,303	-
Other long-term liabilities	300,124	356,509
Total liabilities	12,106,607	10,017,875

Total stockholders’ (deficit)equity	(1,010,266)	4,007,657
Total liabilities and stockholders’ (deficit)equity	$11,096,341	$14,025,532

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	(unaudited) Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net revenue	$6,610,350	$13,995,478	$35,819,996	$48,969,847
Cost of revenue	4,725,572	7,856,473	20,831,759	29,255,310
Gross profit	1,884,778	6,139,005	14,988,237	19,714,537
Operating expenses:
Search costs	697,001	2,358,692	7,446,116	5,418,099
Compensation and telemarketing	1,303,432	2,547,947	7,670,869	10,356,682
Selling, general and administrative	1,548,144	1,919,775	5,567,103	7,627,703
Total operating expenses	3,548,577	6,826,414	20,684,088	23,402,484
Operating loss	(1,663,799)	(687,409)	(5,695,851)	(3,687,947)
Interest and other expenses, net	(2,712,437)	(516,548)	(3,529,780)	(947,437)
Loss from continuing operations before taxes	(4,376,236)	(1,203,957)	(9,225,631)	(4,635,384)
Income tax expense	(7,735)	-	(7,876)	(2,642)
Net loss from continuing operations	(4,383,971)	(1,203,957)	(9,233,507)	(4,638,026)
Net income (loss) from discontinued operations	-	522,029	257,136	(368,223)
Net loss	$(4,383,971)	$(681,928)	$(8,976,371)	$(5,006,249)

Per common share data:
Basic and diluted:
Net loss from continuing operations	$(0.44)	$(0.14)	$(0.99)	$(0.55)
Net income(loss) from discontinued operations	-	0.06	0.03	(0.04)
Net loss	$(0.44)	$(0.08)	$(0.96)	$(0.59)

Weighted average shares (Basic and diluted)	10,035,791	8,558,325	9,364,038	8,496,284

By Segment: (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net revenue:
Performance marketing	$5,527,560	$9,431,348	$24,251,457	$35,449,250
Web properties	1,082,790	4,564,130	11,568,539	13,520,597
Total	$6,610,350	$13,995,478	$35,819,996	$48,969,847

Gross profit:
Performance marketing	$1,481,601	$2,174,985	$6,092,315	$8,562,958
Web properties	403,177	3,964,020	8,895,922	11,151,579
Total	$1,884,778	$6,139,005	$14,988,237	$19,714,537

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net loss from continuing operations	$(4,383,971)	$(1,203,957)	$(9,233,507)	$(4,638,026)
Interest expense, net	67,443	115,257	330,880	559,280
Income tax expense	7,735	-	7,876	2,642
Depreciation	344,308	431,047	1,528,811	1,820,836
Amortization	666,316	854,065	2,684,960	3,246,387
Asset impairment	2,630,967	400,000	2,630,967	400,000
Stock based payments	441,223	210,888	1,780,287	790,304
Adjusted EBITDA	$(225,979)	$807,300	$(269,726)	$2,181,423

By Segment:

Performance marketing	$642,354	$1,604,124	$3,511,387	$6,443,806
Web properties	(232,377)	646,743	(42,609)	2,764,050
Corporate	(635,956)	(1,443,567)	(3,738,504)	(7,026,433)

Adjusted EBITDA	$(225,979)	$807,300	$(269,726)	$2,181,423

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the Company's Form 10-K for the year ended December 31, 2011.

Contact

Wally Ruiz, 212.231.2000 ext 160
Chief Financial Officer
wallace.ruiz@inuvo.com

or

Alan Sheinwald, 914-669-0222
Alliance Advisors, LLC
asheinwald@allianceadvisors.net